EXHIBIT 99.1

Oxford: Owner of Tommy Bahama, Lilly Pulitzer and Johnny Was Reports Fourth-Quarter and Full-Year Fiscal 2023 Results; Posts 11% Annual Sales Growth; Announces 3% Increase in Quarterly Dividend

  Full-year sales increased 11% to $1.57 billion
  Fiscal 2023 GAAP EPS of $3.82 impacted by noncash impairment charges of $5.32 per share. Adjusted EPS of $10.15, within guidance range
  Initiates fiscal 2024 guidance of revenues of $1.630 billion to $1.670 billion, GAAP EPS of $8.80 to $9.20 and adjusted EPS of $9.30 to $9.70

ATLANTA, March 28, 2024 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fourth quarter and full fiscal year 2023 ended February 3, 2024.

Consolidated net sales for the full 53-week fiscal 2023 year increased 11% to $1.57 billion compared to $1.41 billion in the 52-week fiscal 2022 year. Earnings per share (EPS) on a GAAP basis decreased 63% to $3.82 compared to $10.19 in fiscal 2022. Fiscal 2023 results include noncash impairment charges totaling $114 million, or $5.32 per share, which are primarily associated with the Johnny Was reporting unit. On an adjusted basis, EPS decreased 7% to $10.15 compared to $10.88 in fiscal 2022.

Consolidated net sales in the 14-week fourth quarter of fiscal 2023 increased 6% to $404 million compared to $382 million in the 13-week fourth quarter of fiscal 2022. Inclusive of the aforementioned noncash impairment charges which were recognized in the fourth quarter of 2023, loss per share on a GAAP basis was $3.85 compared to earnings per share of $2.00 in the fourth quarter of fiscal 2022. On an adjusted basis, EPS decreased to $1.90 compared to $2.28 in the fourth quarter of fiscal 2022.

Tom Chubb, Chairman and CEO, commented, “Fiscal 2023 was highlighted by the second strongest earnings year in our 82-year history and concluded a five-year period during which we delivered compound annual adjusted EPS growth exceeding 18 percent. This strong performance included generating $244 million in cash flow from operations in fiscal 2023, allowing us to invest in both organic growth and acquisitions, return capital to our shareholders via our quarterly dividend and opportunistic share repurchases, and pay down almost all our outstanding debt.

Looking forward to 2024, our strong balance sheet and cash flows have us well positioned to invest further in future growth, which includes expansion of our bricks-and-mortar footprint, including 5 Marlin Bars, and enhancing the efficiency and capacity of our east coast distribution capabilities. While these investments combined with the persistence of a cautious consumer environment will put pressure on near-term EPS, we are excited to continue executing the initiatives that we have in place to bring more consumers into the beautiful universes our brands represent. We are equally as excited to be in a position to announce a 3% increase in our quarterly dividend for 2024.”

Mr. Chubb concluded, “We are very proud of the portfolio of brands we have built and the strong connections we have forged with our customers. Most of all, we are incredibly proud of the amazing team of people that bring our brands to life every day. As always, we are committed to delivering on our near-term targets while staying focused on the initiatives that will strengthen our brands and business fundamentals over the long-term.”

Fiscal 2023 versus Fiscal 2022

Net Sales by Operating Group	Fourth Quarter			Fiscal Year
($ in millions)	2023	2022	% Change	2023	2022	% Change
Tommy Bahama	$243.8	$229.6	6%	$898.8	$880.2	2%
Lilly Pulitzer	78.4	74.5	5%	343.5	339.3	1%
Emerging Brands	30.1	27.9	8%	126.8	116.5	9%
Other	(0.1)	0.6	nm	(0.5)	3.0	nm
Subtotal	352.2	332.6	6%	1,368.6	1,338.9	2%
Johnny Was (1)	52.2	49.9	5%	202.9	72.6	nm
Total Company	$404.4	$382.5	6%	$1,571.5	$1,411.5	11%

(1) Johnny Was was acquired on September 19, 2022, and results presented reflect Johnny Was operations subsequent to the acquisition date.

  For the full 2023 fiscal year, consolidated net sales increased 11% to $1.57 billion from $1.41 billion in the prior year, which included an increase in net sales of $130 million for Johnny Was which we owned for 19 weeks in fiscal 2022. Fourth quarter consolidated net sales increased 6% over the prior year to $404 million. These net sales increases include the following growth in each of our distribution channels.

    For the full 2023 fiscal year, full-price DTC sales increased $112 million, or 12%, to $1.0 billion versus fiscal 2022, which included an increase of $100 million of DTC sales for Johnny Was. For the fourth quarter, full-price DTC sales were $265 million in fiscal 2023 compared to $258 million in the prior year fourth quarter.

      Full-price retail sales of $533 million increased $46 million, or 9% for the year, including a $47 million increase for Johnny Was. For the fourth quarter, full-price retail sales of $138 million increased $4 million, or 3%.
      Full-price e-commerce sales of $478 million increased $66 million, or 16% for the year, including a $53 million increase for Johnny Was. For the fourth quarter, full-price e-commerce sales of $127 million increased $3 million, or 3%.

    Sales from Lilly Pulitzer flash sales were $61 million for the year and $20 million for the fourth quarter versus $54 million and $18 million in the same periods of fiscal 2022.

    Outlet sales of $73 million increased $7 million, or 10% for the year, including a $3 million increase for Johnny Was. For the fourth quarter, outlet sales of $18 million increased $2 million, or 10%.

    Restaurant sales grew 6% to $116 million for the year and 14% to $32 million for the fourth quarter versus fiscal 2022.

    Wholesale sales of $312 million increased $30 million, or 11% for the year, including a $26 million increase for Johnny Was. For the fourth quarter, wholesale sales of $70 million increased $9 million, or 14%.

  Gross margin increased to 63.4% on a GAAP basis and 64.0% on an adjusted basis for the full 2023 fiscal year compared to 63.0% on a GAAP basis and 63.5% on an adjusted basis in the prior year. For the fourth quarter of fiscal 2023, gross margin increased to 60.9% on a GAAP basis and 61.7% on an adjusted basis compared to 60.8% on a GAAP basis and 61.5% on an adjusted basis in the fourth quarter of fiscal 2022.

  SG&A was $821 million in fiscal 2023 compared to SG&A of $692 million in fiscal 2022 with approximately $85 million, or 66%, of the increase due to the SG&A of Johnny Was. The 19% increase was primarily due to increases in employment costs, advertising costs, variable expenses and other expenses to support sales growth and occupancy, among other items. On an adjusted basis, SG&A was $807 million for the full 2023 fiscal year compared to $684 million in fiscal 2022. For the fourth quarter of fiscal 2023, SG&A was $218 million on a GAAP basis and $214 million on an adjusted basis compared to SG&A of $196 million on a GAAP basis and $193 million on an adjusted basis in the fourth quarter of fiscal 2022.

  As a result of the annual impairment assessments performed in the fourth quarter of fiscal 2023, the Company recognized noncash impairment charges totaling $114 million, primarily related to goodwill and intangible assets in the Johnny Was reporting unit. The impairment charges for Johnny Was reflect the current challenging macroeconomic environment that has resulted in a more cautious consumer and elevated interest rates for prolonged periods. Following these impairment charges, there is no goodwill remaining within the Johnny Was reporting unit.

  Royalties and other operating income decreased by $2 million to $20 million for the full year. This decrease was primarily driven by lower royalties in Tommy Bahama as well as the Company’s share of the start-up losses related to a minority investment in the Tommy Bahama Miramonte Resort.

  Full-year operating income was $81 million in fiscal 2023, compared to $219 million in fiscal 2022. On an adjusted basis, full-year operating income was $216 million compared to $234 million in fiscal 2022. For the fourth quarter of fiscal 2023, operating loss on a GAAP basis was $81 million compared to $40 million of operating income in the prior year, while adjusted operating income was $39 million in fiscal 2023 and $46 million in fiscal 2022.

  Interest expense was $6 million for the year and $1 million for the fourth quarter of 2023. In fiscal 2022, interest expense for the full year was $3 million and $2 million for the fourth quarter. The reduced interest expense for the fourth quarter of fiscal 2023 compared to the fourth quarter of fiscal 2022 reflects substantial repayment in fiscal 2023 of debt incurred in connection with the Johnny Was acquisition.

  The effective tax rate for fiscal 2023 was 19% compared to 23% for fiscal 2022, both of which are lower than a typical effective tax rate. The effective tax rate for the fourth quarter of fiscal 2023 was 27% compared to 16% for the fourth quarter of fiscal 2022. The effective tax rates for each period included certain favorable discrete items that are not expected to occur in future periods.

Balance Sheet and Liquidity

Inventory decreased $61 million on a LIFO basis and $51 million, or 18%, on a FIFO basis compared to the end of fiscal 2022. Inventories decreased in our Tommy Bahama, Lilly Pulitzer and Emerging Brands operating groups primarily due to continuing initiatives to focus on closely managing inventory purchases and reducing on-hand inventory levels. The Company believes that inventory levels in all operating groups are appropriate to support anticipated sales plans and anticipated higher inventory turns.

As of February 3, 2024, the Company had $29 million of borrowings outstanding under its revolving credit agreement, compared to $119 million of borrowings outstanding at the end of the prior year. Also, the Company had $8 million of cash and cash equivalents versus $9 million of cash and cash equivalents at the end of the fourth quarter of fiscal 2022.

Dividend

The Board of Directors declared a quarterly cash dividend of $0.67 per share, a 3% increase above the previous dividend payment. The dividend is payable on May 3, 2024 to shareholders of record as of the close of business on April 19, 2024. The Company has paid dividends every quarter since it became publicly owned in 1960.

Outlook

For fiscal 2024 the Company initiated sales and EPS guidance. The Company expects net sales in a range of $1.630 billion to $1.670 billion as compared to net sales of $1.57 billion in fiscal 2023. In fiscal 2024, GAAP EPS is expected to be between $8.80 and $9.20 compared to fiscal 2023 GAAP EPS of $3.82. Adjusted EPS is expected to be between $9.30 and $9.70, compared to fiscal 2023 adjusted EPS of $10.15. Fiscal 2024 EPS figures include a return to a normalized effective tax rate in 2024 after certain favorable discrete items lowered the tax rate in fiscal 2023. The decrease in both GAAP and adjusted EPS reflects a decline in wholesale sales of approximately $10 million for fiscal 2024 with a decline between $15 and $20 million in the first quarter partially offset by modest growth in the remainder of the year.

For the first quarter of fiscal 2024, the Company expects net sales to be between $395 million and $415 million compared to net sales of $420 million in the first quarter of fiscal 2023. GAAP EPS is expected to be in a range of $2.47 to $2.67 in the first quarter compared to GAAP EPS of $3.64 in the first quarter of fiscal 2023. Adjusted EPS is expected to be between $2.60 and $2.80 compared to adjusted EPS of $3.78 in the first quarter of fiscal 2023.

The Company anticipates interest expense of approximately $3 million in fiscal 2024. This compares to $6 million in the full year of 2023. The Company’s effective tax rate is expected to be approximately 25%. In addition to the decline in wholesale sales referenced above, guidance for the first quarter reflects a shift in certain promotional activities at Lilly Pulitzer from events that occurred in the first quarter of fiscal 2023 to the second quarter of fiscal 2024.

Capital expenditures in fiscal 2024 are expected to be approximately $200 million compared to $74 million in fiscal 2023. The increase is primarily related to a multi-year Southeastern United States distribution center enhancement project to build a new facility to ensure best-in-class direct-to-consumer throughput capabilities for Oxford’s brands. The new facility will provide direct-to-consumer support for all of the Company’s brands, including the East Coast operations of Tommy Bahama. The Company anticipates total capital expenditures of $130 million over the life of the project, with the majority of the spend occurring in fiscal 2024 and expect completion of the new facility in fiscal 2025.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the call will be available through April 11, 2024 by dialing (412) 317-6671 access code 13745047.

About Oxford

Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer®, Johnny Was®, Southern Tide®, The Beaufort Bonnet Company® and Duck Head® lifestyle brands. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Basis of Presentation

All per share information is presented on a diluted basis.

Non-GAAP Financial Information

The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods. These measures include adjusted earnings, adjusted earnings per share, adjusted gross profit, adjusted gross margin, adjusted SG&A, and adjusted operating income, among others.

Management uses these non-GAAP financial measures in making financial, operational, and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others. Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release.

Noncash Impairment Charges

The Company is required to assess goodwill and other indefinite-lived intangible assets for impairment at least annually. In the fourth quarter of 2023 in connection with the annual budget and planning process for 2024, which drives certain assumptions used in annual goodwill impairment testing, the Company determined the carrying value of goodwill and indefinite lived intangible assets in the Johnny Was reporting unit was greater than its estimated fair value. Accordingly, the Company recorded noncash goodwill and intangible asset impairment charges totaling $111 million for fiscal 2023, which represents $5.21 per share. The impairment charges for Johnny Was reflect the current challenging macroeconomic environment that has resulted in a more cautious consumer and elevated interest rates for prolonged periods. Additional noncash impairment charges of $2 million, representing $0.12 per share, were recorded for fiscal 2023 related to an equity method investment within the Emerging Brands Group.

Safe Harbor

This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein, in our press releases or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation, demand for our products, which may be impacted by macroeconomic factors that may impact consumer discretionary spending and pricing levels for apparel and related products, many of which may be impacted by inflationary pressures, elevated interest rates, concerns about the stability of the banking industry or general economic uncertainty, and the effectiveness of measures to mitigate the impact of these factors; competitive conditions and/or evolving consumer shopping patterns; acquisition activities (such as the acquisition of Johnny Was), including our ability to integrate key functions, recognize anticipated synergies and minimize related disruptions or distractions to our business as a result of these activities; supply chain disruptions; costs and availability of labor and freight deliveries, including our ability to appropriately staff our retail stores and food and beverage locations; costs of products as well as the raw materials used in those products, as well as our ability to pass along price increases to consumers; energy costs; our ability to respond to rapidly changing consumer expectations; unseasonal or extreme weather conditions or natural disasters, including the ultimate impact of the recent wildfires on the island of Maui; the ability of business partners, including suppliers, vendors, wholesale customers, licensees, logistics providers and landlords, to meet their obligations to us and/or continue our business relationship to the same degree as they have historically; retention of and disciplined execution by key management and other critical personnel; cybersecurity breaches and ransomware attacks, as well as our and our third party vendors’ ability to properly collect, use, manage and secure business, consumer and employee data and maintain continuity of our information technology systems; the effectiveness of our advertising initiatives in defining, launching and communicating brand-relevant customer experiences; the level of our indebtedness, including the risks associated with heightened interest rates on the debt and the potential impact on our ability to operate and expand our business; changes in international, federal or state tax, trade and other laws and regulations, including the potential imposition of additional duties; the timing of shipments requested by our wholesale customers; fluctuations and volatility in global financial and/or real estate markets; the timing and cost of retail store and food and beverage location openings and remodels, technology implementations and other capital expenditures; the timing, cost and successful implementation of changes to our distribution network; pandemics or other public health crises; expected outcomes of pending or potential litigation and regulatory actions; the increased consumer, employee and regulatory focus on corporate responsibility issues; the regulation or prohibition of goods sourced, or containing raw materials or components, from certain regions and our ability to evidence compliance; access to capital and/or credit markets; factors that could affect our consolidated effective tax rate; the risk of impairment to goodwill and other intangible assets; risks related to a shutdown of the US government; and geopolitical risks, including ongoing challenges between the United States and China and those related to the ongoing war in Ukraine, the Israel-Hamas war and the conflict in the Red Sea region. Forward-looking statements reflect our expectations at the time such forward-looking statements are made, based on information available at such time, and are not guarantees of performance.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I. Item 1A. Risk Factors contained in our Fiscal 2022 Form 10-K, and those described from time to time in our future reports filed with the SEC. We caution that one should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:	Brian J. Smith
E-mail:	InvestorRelations@oxfordinc.com

Oxford Industries, Inc.
Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)
	February 3,	January 28,
	2024	2023
ASSETS
Current Assets
Cash and cash equivalents	$7,604	$8,826
Receivables, net	63,362	43,986
Inventories, net	159,565	220,138
Income tax receivable	19,549	19,440
Prepaid expenses and other current assets	43,035	38,073
Total Current Assets	$293,115	$330,463
Property and equipment, net	195,137	177,584
Intangible assets, net	262,101	283,845
Goodwill	27,190	120,498
Operating lease assets	263,934	240,690
Other assets, net	32,188	32,209
Deferred income taxes	24,179	3,376
Total Assets	$1,097,844	$1,188,665

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$85,545	$94,611
Accrued compensation	23,660	35,022
Current portion of operating lease liabilities	64,576	73,865
Accrued expenses and other liabilities	66,863	66,141
Total Current Liabilities	$240,644	$269,639
Long-term debt	29,304	119,011
Non-current portion of operating lease liabilities	243,703	220,709
Other non-current liabilities	23,279	20,055
Deferred income taxes	—	2,981
Shareholders’ Equity
Common stock, $1.00 par value per share	15,629	15,774
Additional paid-in capital	178,567	172,175
Retained earnings	369,453	370,145
Accumulated other comprehensive loss	(2,735)	(1,824)
Total Shareholders’ Equity	$560,914	$556,270
Total Liabilities and Shareholders’ Equity	$1,097,844	$1,188,665

Oxford Industries, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)
	Fourth Quarter
	Fiscal 2023	Fiscal 2022	Fiscal 2023	Fiscal 2022
Net sales	$404,429	$382,484	$1,571,475	$1,411,528
Cost of goods sold	158,121	149,849	575,890	522,673
Gross profit	$246,308	$232,635	$995,585	$888,855
SG&A	217,503	196,430	820,705	692,004
Impairment of goodwill, intangible assets and equity method investments	113,611	—	113,611	—
Royalties and other operating income	3,353	3,905	19,713	21,923
Operating income (loss)	$(81,453)	$40,110	$80,982	$218,774
Interest expense, net	1,180	1,835	6,036	3,049
Earnings before income taxes	$(82,633)	$38,275	$74,946	$215,725
Income tax expense	(22,563)	6,226	14,243	49,990
Net earnings (loss)	$(60,070)	$32,049	$60,703	$165,735

Net earnings (loss) per share:
Basic	$(3.85)	$2.05	$3.89	$10.42
Diluted	$(3.85)	$2.00	$3.82	$10.19
Weighted average shares outstanding:
Basic	15,592	15,632	15,590	15,902
Diluted	15,592	16,037	15,906	16,259
Dividends declared per share	$0.65	$0.55	$2.60	$2.20

Oxford Industries, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Fiscal 2023	Fiscal 2022
Cash Flows From Operating Activities:
Net earnings	$60,703	$165,735
Adjustments to reconcile net earnings to cash flows from operating activities:
Depreciation	49,323	41,503
Amortization of intangible assets	14,743	6,102
Impairment of goodwill, intangible assets and equity method investments	113,611	—
Impairment of property and equipment	584	1,430
Equity compensation expense	14,473	10,577
Gain on sale of property and equipment	(1,756)	(600)
Amortization and write-off of deferred financing costs	569	344
Deferred income taxes	(23,890)	(1,867)
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables, net	(14,994)	(1,966)
Inventories, net	62,507	(78,966)
Income tax receivable	(109)	288
Prepaid expenses and other current assets	(4,931)	(12,793)
Current liabilities	(28,069)	8,635
Other non-current assets, net	(25,220)	14,233
Other non-current liabilities	26,740	(27,045)
Cash provided by operating activities	$244,284	$125,610
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	(11,975)	(263,648)
Purchases of property and equipment	(74,098)	(46,668)
Purchases of short-term investments	—	(70,000)
Proceeds from short-term investments	—	234,852
Proceeds from the sale of property, plant and equipment	2,125	—
Other investing activities	(33)	(6,283)
Cash used in investing activities	$(83,981)	$(151,747)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(477,350)	(145,894)
Proceeds from revolving credit arrangements	387,643	264,905
Deferred financing costs paid	(1,661)	—
Repurchase of common stock	(20,045)	(91,674)
Proceeds from issuance of common stock	1,911	1,599
Repurchase of equity awards for employee tax withholding liabilities	(9,941)	(3,166)
Cash dividends paid	(41,729)	(35,287)
Other financing activities	—	(2,010)
Cash used in financing activities	$(161,172)	$(11,527)
Net change in cash and cash equivalents	(869)	(37,664)
Effect of foreign currency translation on cash and cash equivalents	(353)	1,631
Cash and cash equivalents at the beginning of year	8,826	44,859
Cash and cash equivalents at the end of period	$7,604	$8,826

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)

	Fourth Quarter
AS REPORTED	Fiscal 2023	Fiscal 2022	% Change	Fiscal 2023	Fiscal 2022	% Change
Tommy Bahama
Net sales	$243.8	$229.6	6.2%	$898.8	$880.2	2.1%
Gross profit	$154.4	$147.8	4.5%	$579.1	$567.6	2.0%
Gross margin	63.3%	64.4%		64.4%	64.5%
Operating income	$41.9	$42.3	(0.9)%	$160.5	$172.8	(7.1)%
Operating margin	17.2%	18.4%		17.9%	19.6%
Lilly Pulitzer
Net sales	$78.4	$74.5	5.2%	$343.5	$339.3	1.2%
Gross profit	$47.7	$45.2	5.6%	$226.2	$225.0	0.5%
Gross margin	60.9%	60.7%		65.9%	66.3%
Operating income	$6.3	$6.7	(7.1)%	$56.1	$67.1	(16.4)%
Operating margin	8.0%	9.0%		16.3%	19.8%
Johnny Was(1)
Net sales	$52.2	$49.9	4.6%	$202.9	$72.6	NM
Gross profit	$34.3	$30.2	13.6%	$137.6	$44.8	NM
Gross margin	65.6%	60.4%		67.8%	61.7%
Operating loss	$(112.0)	$(1.7)	NM	$(104.8)	$(1.5)	NM
Operating margin	(214.5)%	(3.3)%		(51.6)%	(2.1)%
Emerging Brands
Net sales	$30.1	$27.9	7.9%	$126.8	$116.5	8.9%
Gross profit	$13.6	$9.1	49.0%	$61.8	$53.0	16.6%
Gross margin	45.1%	32.7%		48.7%	45.5%
Operating income	$(3.9)	$0.1	NM	$6.7	$15.6	(57.0)%
Operating margin	(13.1)%	0.5%		5.3%	13.4%
Corporate and Other
Net sales	$(0.1)	$0.6	NM	$(0.5)	$3.0	NM
Gross profit	$(3.7)	$0.4	NM	$(9.1)	$(1.5)	NM
Operating loss	$(13.6)	$(7.4)	NM	$(37.6)	$(35.1)	NM
Consolidated
Net sales	$404.4	$382.5	5.7%	$1,571.5	$1,411.5	11.3%
Gross profit	$246.3	$232.6	5.9%	$995.6	$888.9	12.0%
Gross margin	60.9%	60.8%		63.4%	63.0%
SG&A	$217.5	$196.4	10.7%	$820.7	$692.0	18.6%
SG&A as % of net sales	53.8%	51.4%		52.2%	49.0%
Impairment of goodwill, intangible assets and equity method investments	$113.6	$0.0	NM	$113.6	$0.0	NM
Impairment of goodwill, intangible assets and equity method investments as % of net sales	28.1%	—%		7.2%	—%
Operating income	$(81.5)	$40.1	(303.1)%	$81.0	$218.8	(63.0)%
Operating margin	(20.1)%	10.5%		5.2%	15.5%
Earnings before income taxes	$(82.6)	$38.3	(315.9)%	$74.9	$215.7	(65.3)%
Net earnings	$(60.1)	$32.0	(287.4)%	$60.7	$165.7	(63.4)%
Net earnings per diluted share	$(3.85)	$2.00	(292.5)%	$3.82	$10.19	(62.5)%
Weighted average shares outstanding - diluted	15.6	16.0	(2.8)%	15.9	16.3	(2.2)%

	Fourth Quarter
ADJUSTMENTS	Fiscal 2023	Fiscal 2022	% Change	Fiscal 2023	Fiscal 2022	% Change
LIFO adjustments(2)	$3.3	$(0.4)		$9.6	$2.7
Inventory step-up charge in Johnny Was(3)	$0.0	$2.9		$0.0	$4.2
Amortization of Johnny Was intangible assets(4)	$3.5	$3.6		$13.9	$5.2
Transaction expenses and integration costs associated with the Johnny Was acquisition(5)	$0.0	$0.0		$0.0	$2.8
Gain on sale of Merida manufacturing facility(6)	$0.0	$0.0		$(1.8)	$0.0
Johnny Was impairment charges(7)	$111.1	$0.0		$111.1	$0.0
Impairment of investment in unconsolidated entity(8)	$2.5	$0.0		$2.5	$0.0
Impact of income taxes(9)	$(30.6)	$(1.5)		$(34.5)	$(3.7)
Adjustment to net earnings(10)	$89.8	$4.5		$100.8	$11.2
AS ADJUSTED
Tommy Bahama
Net sales	$243.8	$229.6	6.2%	$898.8	$880.2	2.1%
Gross profit	$154.4	$147.8	4.5%	$579.1	$567.6	2.0%
Gross margin	63.3%	64.4%		64.4%	64.5%
Operating income	$41.9	$42.3	(0.9)%	$160.5	$172.8	(7.1)%
Operating margin	17.2%	18.4%		17.9%	19.6%
Lilly Pulitzer
Net sales	$78.4	$74.5	5.2%	$343.5	$339.3	1.2%
Gross profit	$47.7	$45.2	5.6%	$226.2	$225.0	0.5%
Gross margin	60.9%	60.7%		65.9%	66.3%
Operating income	$6.3	$6.7	(7.1)%	$56.1	$67.1	(16.4)%
Operating margin	8.0%	9.0%		16.3%	19.8%
Johnny Was(1)
Net sales	$52.2	$49.9	4.6%	$202.9	$72.6	NM
Gross profit	$34.3	$33.0	3.8%	$137.6	$49.0	NM
Gross margin	65.6%	66.1%		67.8%	67.5%
Operating income	$2.6	$4.7	(46.1)%	$20.2	$7.9	NM
Operating margin	4.9%	9.5%		10.0%	10.9%
Emerging Brands
Net sales	$30.1	$27.9	7.9%	$126.8	$116.5	8.9%
Gross profit	$13.6	$9.1	49.0%	$61.8	$53.0	16.6%
Gross margin	45.1%	32.7%		48.7%	45.5%
Operating income	$(1.5)	$0.1	NM	$9.2	$15.6	(41.1)%
Operating margin	(4.9)%	0.5%		7.2%	13.4%
Corporate and Other
Net sales	$(0.1)	$0.6	NM	$(0.5)	$3.0	NM
Gross profit	$(0.3)	$(0.0)	NM	$0.5	$1.2	NM
Operating loss	$(10.3)	$(7.8)	NM	$(29.8)	$(29.7)	NM
Consolidated
Net sales	$404.4	$382.5	5.7%	$1,571.5	$1,411.5	11.3%
Gross profit	$249.6	$235.1	6.2%	$1,005.2	$895.8	12.2%
Gross margin	61.7%	61.5%		64.0%	63.5%
SG&A	$214.0	$192.9	11.0%	$806.9	$684.0	18.0%
SG&A as % of net sales	52.9%	50.4%		51.3%	48.5%
Operating income	$38.9	$46.1	(15.5)%	$216.3	$233.6	(7.4)%
Operating margin	9.6%	12.1%		13.8%	16.6%
Earnings before income taxes	$37.8	$44.3	(14.7)%	$210.3	$230.6	(8.8)%
Net earnings	$29.7	$36.5	(18.7)%	$161.5	$176.9	(8.7)%
Net earnings per diluted share	$1.90	$2.28	(16.7)%	$10.15	$10.88	(6.7)%

	Fourth Quarter	Fourth Quarter	Fourth Quarter
	Fiscal 2023	Fiscal 2023	Fiscal 2022	Fiscal 2023	Fiscal 2022
	Actual	Guidance(11)	Actual	Actual	Actual
Net earnings (loss) per diluted share:
GAAP basis	$(3.85)	$1.67 - 1.87	$2.00	$3.82	$10.19
Johnny Was impairment charges(12)	5.31	0.00	0.00	5.21	0.00
LIFO adjustments(13)	0.16	0.00	(0.02)	0.45	0.12
Inventory step-up charge in Johnny Was(14)	0.00	0.00	0.13	0.00	0.20
Amortization of Johnny Was intangible assets(15)	0.17	0.16	0.17	0.65	0.24
Transaction expenses and integration costs associated with the Johnny Was acquisition(16)	0.00	0.00	0.00	0.00	0.13
Gain on sale of Merida manufacturing facility(17)	0.00	0.00	0.00	(0.08)	0.00
Impairment of investment in unconsolidated entity(18)	0.12	0.00	0.00	0.12	0.00
As adjusted(10)	$1.90	$1.83 - 2.03	$2.28	$10.15	$10.88

	First Quarter	First Quarter
	Fiscal 2024	Fiscal 2023
	Guidance(19)	Actual
Net earnings per diluted share:
GAAP basis	$2.47 - 2.67	$3.64
LIFO adjustments(13)	0.00	0.06
Amortization of Johnny Was intangible assets(15)	0.13	0.16
Gain on sale of Merida manufacturing facility(17)	0.00	(0.08)
As adjusted(10)	$2.60 - 2.80	$3.78

	Fiscal 2024	Fiscal 2023
	Guidance(19)	Actual
Net earnings per diluted share:
GAAP basis	$$8.80 - $9.20	$3.82
Johnny Was impairment charges(12)	0.00	5.21
LIFO adjustments(13)	0.00	0.45
Amortization of Johnny Was intangible assets(15)	0.50	0.65
Gain on sale of Merida manufacturing facility(17)	0.00	(0.08)
Impairment of investment in unconsolidated entity(18)	0.00	0.12
As adjusted(10)	$9.30 - 9.70	$10.15

(1) Johnny Was was acquired on September 19, 2022 and results presented reflect Johnny Was operations subsequent to the acquisition date.
(2) LIFO adjustments represents the impact of LIFO accounting adjustments. These adjustments are included in cost of goods sold in Corporate and Other.
(3) Inventory step-up charge in Johnny Was represents the impact on net earnings of purchase accounting adjustments resulting from the step-up of inventory at acquisition of the Johnny Was business. These charges were included in cost of goods sold in Johnny Was.
(4) Amortization of Johnny Was intangible assets represents the amortization related to intangible assets acquired as part of the Johnny Was acquisition. These charges are included in SG&A in Johnny Was.
(5) Transaction expenses and integration costs associated with the Johnny Was acquisition represents the impact of transaction costs and integration costs on net earnings. These charges were included in SG&A in Corporate and Other.
(6) Gain on sale of Merida manufacturing facility represents the gain on sale of Oxford's last owned manufacturing facility, which was located in Merida, Mexico and previously operated by the Lanier Apparel operating group. The gain is included in royalties and other operating income in Corporate and Other.
(7) Johnny Was impairment charges represent the impairment of the Johnny Was goodwill and intangible asset balances. These charges were included in impairment of goodwill, intangible assets and equity method investments in Johnny Was.
(8) Impairment of investment in unconsolidated entity represents the impairment of the ownership interest in an unconsolidated entity in Fiscal 2023. These charges were included in impairment of goodwill, intangible assets and equity method investments in Emerging Brands.
(9) Impact of income taxes represents the estimated tax impact of the above adjustments based on the estimated applicable tax rate on current year earnings.
(10) Amounts in columns may not add due to rounding.
(11) Guidance as issued on December 6, 2023. Fiscal 2023 is a 53 week year ending on February 3, 2024, with the additional week included in the fourth quarter of Fiscal 2023.
(12) Johnny Was impairment charges represent the impact of the impairment of the Johnny Was goodwill and intangible asset balances, net of income taxes, on net earnings per share.
(13) LIFO adjustments represents the impact, net of income taxes, on net earnings per share resulting from LIFO accounting adjustments. No estimate for LIFO accounting adjustments is reflected in the guidance for any future periods.
(14) Inventory step-up charge in Johnny Was represents the impact, net of income taxes, on net earnings per share of purchase accounting adjustments resulting from the step-up of inventory at acquisition of the Johnny Was business.
(15) Amortization of Johnny Was intangible assets represents the impact, net of income taxes, on net earnings per share resulting from the amortization of intangible assets acquired as part of the Johnny Was acquisition.
(16) Transaction expenses and integration costs associated with the Johnny Was acquisition represent the impact of transaction costs and integration costs, net of income taxes, on net earnings per share.
(17) Gain on sale of Merida manufacturing facility represents the gain on sale, net of income taxes, of Oxford's last owned manufacturing facility, which was located in Merida, Mexico.
(18) Impairment of investment in unconsolidated entity represents the impact, net of income taxes, on net earnings per share relating to the impairment of the ownership interest in an unconsolidated entity in Fiscal 2023.
(19) Guidance as issued on March 28, 2024.

Direct to Consumer Location Count
	End of Q1	End of Q2	End of Q3	End of Q4

Fiscal 2022
Tommy Bahama
Full-price retail store	102	102	102	103
Retail-food & beverage	21	21	21	21
Outlet	35	35	35	33
Total Tommy Bahama	158	158	158	157
Lilly Pulitzer full-price retail store	59	58	59	59
Johnny Was
Full-price retail store	—	—	64	65
Outlet	—	—	2	2
Total Johnny Was	—	—	66	67
Emerging Brands
Southern Tide full-price retail store	4	5	5	6
TBBC full-price retail store	1	2	2	3
Total Oxford	222	223	290	292

Fiscal 2023
Tommy Bahama
Full-price retail store	103	101	102	102
Retail-food & beverage	21	22	21	22
Outlet	33	33	34	34
Total Tommy Bahama	157	156	157	158
Lilly Pulitzer full-price retail store	59	59	61	60
Johnny Was
Full-price retail store	65	67	71	72
Outlet	2	2	2	3
Total Johnny Was	67	69	73	75
Emerging Brands
Southern Tide full-price retail store	9	13	15	19
TBBC full-price retail store	3	3	3	3
Total Oxford	295	300	309	315